UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NATIONAL FINANCIAL PARTNERS CORP.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, NY 10019

Dear Stockholder:

It is our pleasure to invite you to the Annual Meeting of Stockholders of National Financial Partners Corp. (the “Company”). The Annual Meeting will be held at 10:00 a.m. on Tuesday, May 10, 2005 in the Wintergarden Room at the Rihga Royal Hotel located at 151 West 54th Street, New York, NY 10019.

At our Annual Meeting you will be asked to:

•	Elect seven directors to the Company’s Board of Directors;

•	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2005; and

•	Conduct any other business properly brought before the Annual Meeting.

The formal Notice of Annual Meeting and Proxy Statement follow and contain additional information regarding the matters to be acted on at the Annual Meeting.

If you were a stockholder of record at the close of business on March 16, 2005, you are entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on March 16, 2005 will be available for inspection during ordinary business hours at the Company’s offices located at 787 Seventh Avenue, 11th Floor, New York, New York 10019, from April 29, 2005 until the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Your vote is important. It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings and regardless of whether or not you plan to attend the Annual Meeting in person. Accordingly, please mark, sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope to ensure that your shares will be represented. Alternatively, you may be able to vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these services, if available to you, can be found on the enclosed Proxy Card or voting instruction form. By following these instructions, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may of course do so.

Attendance at the Annual Meeting. Please note that space limitations make it necessary to limit attendance to stockholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, prior to admission to the Annual Meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the close of business on March 16, 2005. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Thank you for your participation in these initiatives.

Sincerely,

Jessica M. Bibliowicz Chairman, President and Chief Executive Officer

April 11, 2005

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, NY 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 10, 2005

To the Stockholders of

NATIONAL FINANCIAL PARTNERS CORP.:

The Annual Meeting of Stockholders of National Financial Partners Corp., a Delaware corporation (the “Company”), will be held on Tuesday, May 10, 2005, at 10:00 a.m., in the Wintergarden Room at the Rihga Royal Hotel located at 151 West 54th Street, New York, NY 10019, for the following purposes:

(1)	To elect seven directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2005.

(3)	To transact such other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of common stock of the Company, par value $0.10 per share, at the close of business on March 16, 2005, will be entitled to notice of, and to vote on, all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

WE ASK THAT YOU VOTE PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES ARE REPRESENTED. YOU MAY VOTE EITHER BY MARKING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE OR USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE. PLEASE REFER TO THE PROXY CARD OR OTHER VOTING INSTRUCTIONS INCLUDED WITH THESE PROXY MATERIALS FOR GUIDANCE ON VOTING BY TELEPHONE OR VIA THE INTERNET.

By Order of the Board of Directors,

Douglas W. Hammond

Executive Vice President,

General Counsel and Corporate Secretary

April 11, 2005

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, NY 10019

PROXY STATEMENT

Annual Meeting of Stockholders

Tuesday, May 10, 2005

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being furnished to the holders of Common Stock of National Financial Partners Corp. (“NFP” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the 2005 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held in the Wintergarden Room at the Rihga Royal Hotel located at 151 West 54th Street, New York, NY 10019, on Tuesday, May 10, 2005, at 10:00 a.m., and at any adjournments or postponements thereof. These proxy materials are being sent on or about April 11, 2005 to stockholders of record at the close of business on March 16, 2005 of the Company’s common stock, par value $0.10 per share (“Common Stock”).

If you are a “holder of record” (that is, if your shares are registered in your own name with NFP’s transfer agent), you may vote by using the enclosed Proxy Card. You must sign and date the Proxy Card and return it in the enclosed postage paid envelope. As a holder of record, you may also vote by telephone, or electronically through the Internet, by following the instructions included with your Proxy Card. If you are a holder of record and attend the Annual Meeting, you may deliver your completed Proxy Card in person.

If you hold your shares in “street name” (that is, if you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you. If you want to vote in person at the Annual Meeting and hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring the additional proxy to the Annual Meeting.

If you would like to change your vote, you should:

•	Send in a new Proxy Card with a later date; or

•	Cast a new vote by telephone or through the Internet.

If you vote your proxy before the Annual Meeting, you may still attend the Annual Meeting, and if the Company is able to verify that you are a holder of record, you may change your previously submitted proxy by voting again in person. The last proxy properly submitted by you before voting is closed at the Annual Meeting will be counted. If you wish to revoke rather than change your vote, the Company must receive a written revocation prior to the closing of the vote at the Annual Meeting. A written revocation must be sent to the Corporate Secretary at National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019. Revocation by written notice to the Corporate Secretary of the Company, or a vote change by submission of a later proxy, will not affect a vote on any matter that is taken by the Company prior to the receipt of the notice or later proxy. A stockholder’s mere presence at the Annual Meeting will not change or revoke the appointment of such stockholder’s proxy. If not changed or revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder.

Unless you give other instructions on your Proxy Card, or, if available, by telephone or through the Internet, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendations are set forth below together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

•	FOR the slate of directors described in this Proxy Statement (Proposal I); and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the 2005 fiscal year (Proposal II).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors, or, if no recommendation is given, in their own discretion.

The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated an independent third party, Mellon Investor Services LLC, to receive and tabulate stockholder proxy votes. Stockholder votes on any particular issue will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of a vote of a stockholder is expressly requested by such stockholder or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

This solicitation is being made by NFP. All expenses incurred in connection with this solicitation will be borne by NFP. Directors, officers and other employees of NFP also may solicit proxies, without additional compensation, by telephone, in person or otherwise. In addition, the Company requests that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by such persons and agrees to reimburse such persons and the Company’s transfer agent for reasonable out-of-pocket expenses incurred in forwarding such materials.

VOTING SECURITIES

Stockholders of record of the Company’s Common Stock at the close of business on March 16, 2005, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each outstanding share of the Company’s Common Stock entitles the holder thereof to one vote with respect to each matter properly brought before the Annual Meeting. On March 16, 2005, 60,000,000 shares of the Company’s Common Stock were authorized, 35,985,915 shares of the Company’s Common Stock were issued and 34,773,686 shares of the Company’s Common Stock were outstanding. The presence in person or by proxy at the Annual Meeting of the stockholders of record of a majority of the outstanding shares of the Company’s Common Stock shall constitute a quorum for the transaction of business at the Annual Meeting. Thus, the presence in person or by proxy of holders of at least 17,386,844 shares of the Company’s Common Stock shall be required to establish a quorum.

Votes Required

Proxies received but marked as “abstain” or “withhold authority” and broker non-votes will be included in the calculation of the number of votes considered to be “present” at the Annual Meeting for determining whether a quorum exists. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner. In the event of a broker non-vote with respect to any proposal properly brought before the Annual Meeting, the proxy will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed a vote cast on that proposal and will have no effect on the outcome of the vote.

Proposal I. Election of Directors. The affirmative vote of a majority of the votes cast with respect to the matter by stockholders entitled to vote at the Annual Meeting is required for the election of directors. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld with respect to the election of one or more nominees will be counted as a negative vote as to such nominee or nominees.

Proposal II. Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accountants. The affirmative vote of a majority of the votes cast with respect to the matter by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2005. An abstention from voting on this matter will be counted as a vote cast with respect to this proposal and will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table lists stockholders that are known to the Company to beneficially own more than 5% of NFP’s Common Stock as of March 31, 2005.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Apollo Management IV, L.P. (2) 9 West 57th Street, 43rd Floor New York, NY 10019	6,750,058	19.4%

(1)	Beneficial ownership is a term broadly defined under Securities and Exchange Commission (“SEC”) rules and regulations. The information contained in this table is based on a Schedule 13-G report filed with the SEC on February 13, 2004 by Apollo Investment Fund IV, L.P. (“AIFIV”), Apollo Overseas Partners IV, L.P. (“Overseas IV”), Apollo Advisors IV, L.P. (“Advisors IV”) and Apollo Management IV, L.P. (“Management IV”, and together with AIFIV, Overseas IV and Advisors IV, “Apollo”). Advisors IV serves as the general partner of AIFIV and the managing general partner of Overseas IV. Management IV serves as the manager of AIFIV, Overseas IV and Advisors IV.
(2)	Represents shares beneficially held by AIFIV (6,401,602 shares) and Overseas IV (348,456 shares). AIFIV disclaims beneficial ownership of shares held by Overseas IV and Overseas IV disclaims beneficial ownership of shares held by AIFIV, except to the extent each such entity has a pecuniary interest in such securities. As the general partner of AIFIV and the managing general partner of Overseas IV, Advisors IV may be deemed to beneficially own all of the shares of the Company’s Common Stock beneficially owned by AIFIV and Overseas IV. As the manager of AIFIV, Overseas IV and Advisors IV, Management IV may be deemed to beneficially own all of the shares of the Company’s Common Stock beneficially owned by AIFIV, Overseas IV and Advisors IV.

Directors and Named Executive Officers

The following table lists the beneficial ownership of NFP’s Common Stock, as of March 31, 2005, by each director and each Named Executive Officer (as hereinafter defined) as well as by all directors, Named Executive Officers and other current executive officers as a group.

Name and Address*	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Executive Officers and Directors
Jessica M. Bibliowicz (2)	577,728	1.6%
Mark C. Biderman	165,931	**
R. Bruce Callahan	193,890	**
Robert R. Carter	164,812	**
Jeffrey A. Montgomery	31,000	**
Stephanie W. Abramson	12,500	**
Arthur S. Ainsberg	20,000	**
Marc E. Becker	—	—
John A. Elliott	5,000	**
Shari Loessberg	6,000	**
Marc J. Rowan	—	—
All executive officers and directors as a group (14 persons)	1,266,111	3.	5%

*	All addresses are c/o National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019.
**	Less than 1.0% of the outstanding shares of the Company’s Common Stock.

(1)	To NFP’s knowledge, all Named Executive Officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise below. The totals include shares of the Company’s Common Stock subject to options held by each person granted under one or more of NFP’s Stock Incentive Plans (as defined below) that are or will become exercisable within 60 days of March 31, 2005.
(2)	Ms. Bibliowicz owns 2,000 shares of the Company’s Common Stock jointly with her children.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that NFP’s executive officers and directors and persons that beneficially own more than 10% of NFP’s Common Stock file certain reports of beneficial ownership of NFP’s Common Stock and changes in such ownership with the SEC and provide copies of these reports to NFP. Purchases and sales of the Company’s Common Stock by such persons are published on the Company’s website at http://www.nfp.com/ir/. Based solely on NFP’s review of these reports and written representations furnished to NFP, NFP believes that, except as reported below, each of the reporting persons has complied with these filing requirements. Robert R. Carter, a current executive officer of NFP Insurance Services, Inc. (“NFPISI”), failed to timely file a Form 4 to report (i) his acquisition, in January 2004, of 73 shares of the Company’s Common Stock and (ii) his disposition, in June 2004, of 1,000 shares of the Company’s Common Stock. In addition, due to an administrative error, Robert S. Zuccaro, a current executive officer of the Company, failed to timely file (i) a Form 3 in September 2003 to report his Common Stock holdings at the time of the Company’s initial public offering (the “IPO”), (ii) a Form 4 to report his acquisition of 1,000 shares of the Company’s Common Stock in connection with the IPO and (iii) a Form 4 in connection with an award of stock options received in January 2004. Upon discovery of the late filings, these transactions were subsequently reported.

INFORMATION ABOUT THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information concerning the Company’s directors and executive officers as of March 31, 2005.

Name	Age	Position
Jessica M. Bibliowicz	45	Chairman, President and Chief Executive Officer
Mark C. Biderman	59	Executive Vice President and Chief Financial Officer
R. Bruce Callahan	65	Chairman and Chief Executive Officer of NFPISI
Robert R. Carter	53	President of NFPISI
Douglas W. Hammond	39	Executive Vice President and General Counsel
Elliot M. Holtz	41	Executive Vice President, Marketing and Firm Operations
Jeffrey A. Montgomery	38	Chief Executive Officer of NFPSI
Robert S. Zuccaro	48	Executive Vice President and Chief Accounting Officer
Stephanie W. Abramson	60	Director
Arthur S. Ainsberg	58	Director
Marc E. Becker	32	Director
John A. Elliott	59	Director
Shari Loessberg	44	Director
Marc J. Rowan	42	Director

Jessica M. Bibliowicz. Ms. Bibliowicz has served as NFP’s President and Chief Executive Officer and as a director since April 1999 and as Chairman of the Board of Directors since June 2003. From June 1997 to April 1999, Ms. Bibliowicz served as President of John A. Levin & Co., a registered investment advisor. From January 1994 to June 1997, Ms. Bibliowicz served as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz is a Governor of the Boys & Girls Club of America, and serves on the Boards of Directors of

Riverdale Country School and The Harvey School. Ms. Bibliowicz is also a member of the Board of Overseers of the Weill Medical College and Graduate School of Medical Sciences of Cornell University. Ms. Bibliowicz received an A.B. in Business from Cornell University. Ms. Bibliowicz has over 21 years of industry experience.

Mark C. Biderman. Mr. Biderman has served as NFP’s Executive Vice President and Chief Financial Officer since November 1999. From May 1987 to October 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group in the Corporate Finance Department of CIBC World Markets Group and its predecessor Oppenheimer & Co., Inc. Mr. Biderman received his B.S.E. from Princeton University and his M.B.A. from Harvard Business School. Mr. Biderman has over 34 years of industry experience.

R. Bruce Callahan. Mr. Callahan has served as Chairman and Chief Executive Officer of NFPISI since January 1999. From April 1986 to January 1999, Mr. Callahan was a founder and managing partner of Partner Holdings, Inc. before it was acquired by NFP in January 1999. Mr. Callahan served as a director from October 2000 to August 2003. Prior to that, he shared a directorship with Robert R. Carter, through which they shared one vote, from NFP’s inception to October 2000. Mr. Callahan has a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Callahan has over 41 years of industry experience.

Robert R. Carter. Mr. Carter has served as President of NFPISI since January 1999. From April 1986 to January 1999, Mr. Carter was a founder and managing partner of Partner Holdings, Inc. before it was acquired by NFP in January 1999. Mr. Carter served as a director from October 2000 to August 2003. Prior to that, he shared a directorship with R. Bruce Callahan, through which they shared one vote, from NFP’s inception to October 2000. Mr. Carter has a B.A. from Howard Payne University and an M.A. from Southwestern Seminary. Mr. Carter has over 29 years of industry experience.

Douglas W. Hammond. Mr. Hammond joined NFP in November 1999 and has served as NFP’s Executive Vice President and General Counsel since January 2004 and served as NFP’s Executive Vice President and Deputy General Counsel from December 2002 to January 2004. Prior to joining NFP, Mr. Hammond was associated with the law firm LeBoeuf, Lamb, Greene & MacRae, L.L.P., where he specialized in corporate insurance and regulatory matters, for the period from March 1998 to November 1999. From 1995 to March 1998, Mr. Hammond held various legal and business positions in the financial institutions division of Gulf Insurance Group, Inc., a specialty lines insurance company formerly headquartered in New York City. Mr. Hammond received his B.A. from Fairfield University and J.D. from St. John’s University School of Law. Mr. Hammond has over 12 years of industry experience.

Elliot M. Holtz. Mr. Holtz joined NFP in August 1999 and has served as NFP’s Executive Vice President, Marketing and Firm Operations since December 2002 and served as Senior Vice President, Marketing and Firm Operations prior to that. From 1997 until immediately prior to joining NFP, Mr. Holtz was a partner at Orion Healthcare Consulting Group, an insurance consulting firm. From 1994 to 1997, Mr. Holtz was with UnitedHealthcare, ultimately running its health plan operations in the Pennsylvania and Delaware markets. Prior to that, Mr. Holtz was with Metropolitan Life Insurance Company’s Institutional Operations. Mr. Holtz is a graduate of George Washington University. Mr. Holtz has over 19 years of industry experience.

Jeffrey A. Montgomery. Mr. Montgomery has served as the Chief Executive Officer of NFP Securities, Inc. (“NFPSI”) since May 2001 and also served as the President of NFPSI from May 2001 to March 2005. From September 2000 to May 2001, Mr. Montgomery served as President and Chief Executive Officer of Accredited Investor Services, Inc., an investment advisory and financial planning firm. From March 1997 to September 2000, Mr. Montgomery was the President and Chief Executive Officer of Washington Square Securities, Inc., an ING Reliastar broker-dealer. Mr. Montgomery received a B.A. from the University of St. Thomas and a J.D. from the University of Oregon School of Law. Mr. Montgomery has over 12 years of industry experience.

Robert S. Zuccaro. Mr. Zuccaro has served as NFP’s Executive Vice President and Chief Accounting Officer since February 2005 and served as Senior Vice President and Chief Accounting Officer from July 2003 to February 2005. From June 1998 through July 2003, Mr. Zuccaro was Vice President and Chief Financial Officer of Gabelli Asset Management Inc., a publicly traded registered investment advisor and broker dealer. From 1984 through 1997, Mr. Zuccaro served as Vice President and Treasurer of Cybex International, Inc., a publicly traded manufacturer of medical, rehabilitative and fitness products. Prior to joining Cybex, Mr. Zuccaro was with Shearson Lehman Brothers and with Ernst & Young, an independent public accounting firm. Mr. Zuccaro is a certified public accountant and received a B.S. in Accounting from C.W. Post College.

Stephanie W. Abramson. Ms. Abramson has served as a director since August 2003. Ms. Abramson has been a lawyer and consultant in private practice since January 2003. From February 2001 to January 2003, Ms. Abramson served as Chief Legal Officer and Chief Corporate Development Officer of Heidrick & Struggles International, Inc. From June 1995 to November 2000, Ms. Abramson served as Executive Vice President, General Counsel and Secretary of Young & Rubicam Inc. Prior to joining Young & Rubicam Inc., Ms. Abramson was a Partner with Morgan, Lewis & Bockius. Ms. Abramson is a member of the Committee of Harvard University Board of Overseers to Visit the College and has been a member of various committees of the Association of the Bar of the City of New York. Ms. Abramson received a B.A. in Government from Radcliffe College of Harvard University and a J.D. from the New York University School of Law.

Arthur S. Ainsberg. Mr. Ainsberg has served as a director since July 2003. Mr. Ainsberg has served as a director, Chairman of the Audit Committee and member of the Compliance Committee of Nomura Securities, Inc. since 1996. Mr. Ainsberg served as Chairman of the New York State Board for Public Accountancy from 1999 to 2000 and was a member of the Board from 1993 to 2001. From 1998 to 2000, he was a member of the Board of District 10 of the National Association of Securities Dealers. Mr. Ainsberg was Chief Operating Officer at two investment partnerships, Brahman Capital Corp. from 1996 to 2000 and Bessent Capital Corp. during 2001. In December 2003, Mr. Ainsberg was appointed, under the Global Research Analyst Settlement, the Independent Consultant for Morgan Stanley & Co. and is responsible for selecting and monitoring the providers of independent research for the clients of Morgan Stanley. Mr. Ainsberg is a certified public accountant and received a B.B.A. in Accounting and an M.B.A. in Finance from Baruch College.

Marc E. Becker. Mr. Becker has served as a director since NFP’s inception. Since 1996, Mr. Becker has been associated with, and is currently a partner of, Apollo Advisors, L.P., which, together with its affiliates, acts as the general partner of the Apollo Investment Funds, private equity securities funds focused on complex equity investments, leveraged buyouts and corporate reorganizations. Mr. Becker is a director of Pacer International, Inc., UAP Holding Corp. and Quality Distribution, Inc. Mr. Becker received a B.S. from The Wharton School of Business at the University of Pennsylvania.

John A. Elliott. Dr. Elliott has served as a director since March 2005. Since September 2002 Dr. Elliott has served as Vice President of Baruch College, Dean of the Zicklin School at Baruch College and the Irwin and Arlene Ettinger Chair in Accountancy at the Zicklin School. Prior to joining the Zicklin School, Dr. Elliott served as an Associate Dean of the Johnson Graduate School of Management at Cornell University from 1996 to 2002 and held various professorship positions at Cornell University from 1982 to 2002. Dr. Elliott has served as a director of the Graduate Management Admissions Council (GMAC) since June 2004. Dr. Elliott is a certified public accountant and received a B.S. in Economics and an M.B.A. from the University of Maryland and a Ph.D. in Accounting from Cornell University.

Shari Loessberg. Ms. Loessberg has served as a director since August 2003. Since September 1999, Ms. Loessberg has served as Senior Lecturer at the Massachusetts Institute of Technology Sloan School of Management. In July 2000, Ms. Loessberg co-founded Zeta Networks, an optical networking components firm, and served as its Chief Operating Officer until May 2002. Ms. Loessberg served as President of the strategy firm Big World from May 1998 to June 2000. For the five years prior to that, Ms. Loessberg was in Moscow, Russia, serving as Partner, Director and General Counsel of the firm now known as Brunswick UBS. Ms. Loessberg received an A.B. in English Literature from Georgetown University and a J.D. from the University of Texas School of Law.

Marc J. Rowan. Mr. Rowan has served as a director since NFP’s inception. Mr. Rowan is a founding partner of Apollo Advisors, L.P., which, together with its affiliates, acts as the general partner of the Apollo

Investment Funds, private equity securities funds focused on complex equity investments, leveraged buyouts and corporate reorganizations. Mr. Rowan is also a director of Wyndham International, Inc., AMC Entertainment Inc., SkyTerra Communications Inc., Cablecom GmbH and iesy Hessen GmbH & Co, KG. Mr. Rowan is active in charitable activities. He is a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the board of directors of the National Jewish Outreach Program, Riverdale Country School and the Undergraduate Executive Board of The Wharton School of the University of Pennsylvania. Mr. Rowan holds a B.S. degree and an M.B.A. degree from The Wharton School of Business at the University of Pennsylvania.

Board of Directors

The Board of Directors oversees NFP’s business and directs NFP’s management. The Board of Directors does not involve itself with the day-to-day operations and implementation of NFP’s business. Instead, the Board of Directors meets periodically with management to review NFP’s performance and NFP’s future business strategy. Members of the Board of Directors also regularly consult with management. The Board of Directors met 11 times during 2004. Each director attended, either in person or by telephone, at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during 2004 (in each case, which were held during the period for which he or she was a director).

The Board of Directors has determined that each of the Company’s directors, other than Ms. Bibliowicz, who is the Chief Executive Officer (the “CEO”) of the Company, is “independent” within the meaning of the rules of both the SEC and the New York Stock Exchange, Inc. (the “NYSE”), as applicable, and based on the Company’s Guidelines for the Selection of Directors.

The Company has adopted a procedure by which stockholders may send communications to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of the Corporate Secretary, National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, New York 10019. Any such communications will be promptly distributed by the Corporate Secretary to such individual director(s) or to all directors if addressed to the entire Board of Directors.

The Company’s non-management directors meet in regularly scheduled executive sessions without management present in order to freely evaluate the performance of the Company’s management. The chairman of the Nominating and Corporate Governance Committee serves as the presiding director at such executive sessions. Stockholders and other interested persons may contact the presiding director or the non-management directors as a group by sending an e-mail to presidingdirector@nfpexternal.com.

The Company believes that it is important for members of the Board of Directors to attend the Company’s annual meetings of stockholders and therefore, in February 2004, adopted a policy encouraging all directors to use best efforts to attend all annual meetings. Last year all but one of the Company’s then-current directors attended the 2004 Annual Meeting of Stockholders.

Recent Changes to the Board of Directors

Matthew Goldstein, whose term would have continued until the Annual Meeting, resigned from the Board of Directors, effective at the close of business on November 2, 2004. Mr. Goldstein began serving on the Board of Directors in 2003. Mr. Goldstein’s resignation did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective March 17, 2005, the Board of Directors appointed Dr. Elliott to serve until the Annual Meeting, to fill the vacancy resulting from the resignation of Mr. Goldstein.

Committees of the Board of Directors

The Board of Directors also conducts business through certain committees, including: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In 2004, the Audit Committee met 14 times, the Compensation Committee met 14 times and the Nominating and Corporate Governance Committee met nine times. The composition, purpose and responsibilities of each committee are set forth below.

The Audit Committee

The primary responsibilities of the Audit Committee are to assist the Board of Directors in its oversight of:

•	The integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements;

•	The Company’s independent registered public accountants’ qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accountants; and

•	The Company’s management of market, credit, liquidity and other financial and operational risks.

The Audit Committee is composed of three directors. Prior to Mr. Goldstein’s resignation, the Audit Committee was comprised of Mr. Ainsberg (Chairman), Ms. Abramson and Mr. Goldstein. On November 3, 2004, Ms. Loessberg replaced Mr. Goldstein on the Audit Committee. Each of such past and current members of the Audit Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of both the SEC and the NYSE. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that the Audit Committee chairman, Mr. Ainsberg, has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and is an “audit committee financial expert” within the meaning of the rules of the SEC. Upon the recommendation of the Audit Committee, the Board of Directors adopted an Amended and Restated Audit Committee Charter in March 2004, which was filed as an appendix to the Company’s Definitive Proxy Statement dated April 15, 2004.

The Audit Committee and the Board of Directors have developed the Company’s Whistleblower Protection Procedures, which sets forth procedures for the Audit Committee to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters. A copy of the Company’s Whistleblower Protection Procedures is available on the Company’s website at http://www.nfp.com/ir/.

The report of the Audit Committee is set forth below on page 11.

The Compensation Committee

The primary responsibilities of the Compensation Committee are as follows:

•	To oversee the Company’s compensation and employee benefit plans;

•	To approve all salary levels and incentive awards for executive officers; and

•	To review and make recommendations to the Board of Directors on the Company’s incentive-compensation and equity-based plans.

The Compensation Committee is composed of three directors. Prior to Mr. Goldstein’s resignation, the Compensation Committee was comprised of Ms. Abramson (Chairman), Mr. Goldstein and Ms. Loessberg. On November 3, 2004, Mr. Ainsberg replaced Mr. Goldstein on the Compensation Committee. Each of such past and current members of the Compensation Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE.

The Compensation Committee administers NFP’s Amended and Restated 1998 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan for Principals and Managers, Amended and Restated 2002 Stock Incentive Plan and Amended and Restated 2002 Stock Incentive Plan for Principals and Managers (collectively, the “Stock Incentive Plans”) and the Management Incentive Plan pursuant to which the bonus compensation of certain senior executives of the Company is determined.

The report of the Compensation Committee is set forth below on page 15.

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	To identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors;

•	To advise the Board of Directors with respect to the Board composition, procedures and committees and corporate governance principles applicable to the Company; and

•	To oversee the evaluation of the Board of Directors and the Company’s management.

The Nominating and Corporate Governance Committee is composed of three directors. Prior to Mr. Goldstein’s resignation, the Compensation Committee was comprised of Mr. Goldstein (Chairman), Mr. Ainsberg, Ms. Abramson and Ms. Loessberg. On November 3, 2004, Ms. Loessberg replaced Mr. Goldstein as Chairman of the Nominating and Corporate Governance Committee. Each of such past and current members of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE.

The report of the Nominating and Corporate Governance Committee is set forth below on page 12.

Compensation of the Board of Directors

All independent directors, with the exception of Messrs. Becker and Rowan, receive an annual retainer of $45,000 plus $2,000 for each Board of Directors or committee meeting attended in person and $1,000 per meeting attended telephonically. The chairman of the Audit Committee receives an additional $20,000 per year, the chairman of the Compensation Committee receives an additional $10,000 per year and the chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 per year. As a result of Apollo’s role as the Company’s capital sponsor at the Company’s inception, Messrs. Becker and Rowan have opted to forgo any compensation in connection with their service on the Board of Directors.

On December 20, 2004, Arthur Ainsberg, Stephanie Abramson and Shari Loessberg each received a grant of 5,000 options with an exercise price ($35.68) equal to the average of the closing sales price of the Company’s Common Stock for the 20-day period ending one day prior to the date of grant. These options have a ten-year term and, subject to continued service as a director, vest incrementally over a three-year period except that, in the event a change in control occurs with respect to NFP and any such director’s service is terminated without cause by NFP or for good reason by such director within six months prior to or 18 months after such change in control, such options vest immediately. In connection with his appointment as a director, on March 21, 2005, John Elliott received a grant of 5,000 fully vested options with an exercise price ($39.83) equal to the average of the closing sales price of the Company’s Common Stock for the 20-day period ending one day prior to the date of grant. These options have a ten-year term.

AUDIT COMMITTEE REPORT

The members of the Audit Committee have been appointed by the Company’s Board of Directors. All three members of the Audit Committee are “independent” within the meaning of the rules of both the SEC and the NYSE. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Ainsberg, the chairman of the Audit Committee, has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and is an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The Audit Committee conducted its annual review of the charter in December 2004 and determined that no changes to the charter were recommended or required by applicable law at that time. A copy of the Audit Committee Charter is available on the Company’s website at http://www.nfp.com/ir/ and is available free of charge to any stockholder of the Company who requests it.

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report by reference into any such filing.

The Audit Committee assists the Board of Directors in monitoring:

•	The integrity of the financial statements of the Company;

•	The compliance by the Company with legal and regulatory requirements;

•	The qualifications, performance and independence of the Company’s independent external auditors;

•	The performance of the Company’s internal audit function; and

•	The Company’s management of market, credit, liquidity and other financial and operational risks.

Management is responsible for the preparation and integrity of the Company’s financial statements. The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2004 and met with both management and the Company’s external auditors to discuss those financial statements, including the critical accounting policies on which the financial statements are based.

The Audit Committee has received from, and discussed with, the external auditors their written disclosure and letter regarding their independence from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with the external auditors any matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

AUDIT COMMITTEE

Arthur S. Ainsberg (Chairman)

Stephanie W. Abramson

Shari Loessberg

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The members of the Nominating and Corporate Governance Committee have been appointed by the Company’s Board of Directors. The Nominating and Corporate Governance Committee is comprised of three directors who are each “independent” within the meaning of the rules of the NYSE. The Nominating and Corporate Governance Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee conducted an annual review of its charter in December 2004 and determined that no changes to its charter were recommended or required by applicable law at that time. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s website at http://www.nfp.com/ir/ and is available free of charge to any stockholder of the Company who requests it.

The primary responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	To identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors;

•	To advise the Board of Directors with respect to the Board composition, procedures and committees and corporate governance principles applicable to the Company; and

•	To oversee the evaluation of the Board of Directors and the Company’s management.

Selection and Nomination of Directors

In March 2004, the Nominating and Corporate Governance Committee developed and recommended to the Board of Directors for adoption National Financial Partners Corp.’s Guidelines for the Selection of Directors (the “Director Guidelines”), which were adopted by the Board of Directors that month. The Nominating and Corporate Governance Committee periodically reviews the Director Guidelines in light of best practices and legal and regulatory changes. The Director Guidelines were updated in May 2004 and August 2004 in connection with such periodic reviews.

The Nominating and Corporate Governance Committee identifies candidates to the Board of Directors by introduction from members of the Board of Directors, management, employees or other sources, including an outside search firm. The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. The Director Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the Company’s 2006 Annual Meeting of Stockholders may do so by submitting in writing such nominees’ names to National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, New York 10019, Attention: Presiding Director. Any such stockholder must meet and evidence the minimum eligibility requirements specified in Exchange Act Rule 14a-8 and must submit, within the same timeframe for submitting a stockholder proposal required by Rule 14a-8: (i) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (ii) the written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (iv) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors. No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration the Director Guidelines, the Company’s Corporate Governance Guidelines, the Company’s policy regarding stockholder recommended director candidates, as set forth above, and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. However, the Nominating

and Corporate Governance Committee’s determination is made based primarily on the following criteria: (i) judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business, (ii) diversity of viewpoints, backgrounds, experiences and other demographics, (iii) business or other relevant experience and (iv) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a board that is effective, collegial and responsive to the Company’s needs. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail prior to recommending them to the Board of Directors. Once a candidate is identified whom the Nominating and Corporate Governance Committee and the Board of Directors want to move toward nomination, the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board of Directors enter into discussions with that nominee.

Independent Directors

The Director Guidelines contain the formal director qualification and independence standards adopted by the Board of Directors. The independence standards set forth the criteria by which director independence will be determined and include: (i) prohibitions on material relationships with the Company, (ii) limitations on employment of a director or his or her immediate family members with the Company, (iii) limitation on the receipt of direct compensation from the Company, (iv) prohibition on affiliation with the Company’s present or former auditors and (v) restrictions on commercial relationships. The Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors determined, that each member of the Board of Directors other than Ms. Bibliowicz, and each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, are independent under these standards.

Corporate Governance

The Company is committed to the highest level of honesty, integrity and ethical conduct. The Nominating and Corporate Governance Committee regularly reviews the Company’s corporate governance policies in light of best practices and legal, regulatory and corporate governance changes.

Corporate Governance Guidelines

In February 2004, the Nominating and Corporate Governance Committee developed and recommended to the Board of Directors for adoption National Financial Partners Corp.’s Corporate Governance Guidelines, which were adopted by the Board of Directors that month. The Corporate Governance Guidelines set forth guidelines regarding the selection, retention, function, responsibilities, qualifications and expectations of the Board of Directors and its committees.

Code of Business Conduct and Ethics

In February 2004, the Nominating and Corporate Governance Committee developed and recommended to the Board of Directors for adoption National Financial Partners Corp.’s Code of Business Conduct and Ethics (the “Code”), which was adopted by the Board of Directors that month. In connection with its regular review of the Company’s corporate governance policies in light of best practices, the Nominating and Corporate Governance Committee amended the Code in August 2004. All of NFP’s employees, officers (including senior executive, financial and accounting officers) and directors are held accountable for adherence to the Code. The Code is intended to establish standards necessary to deter wrongdoing and to promote compliance with applicable laws, rules and regulations and honest and ethical conduct. The Code covers all areas of professional conduct, including conflicts of interest, fair dealing, protection of Company assets and confidentiality. Employees are encouraged to promptly report any known or suspected violation of the Code without fear of retaliation. Waiver of any provision of the Code for executive officers and directors may only be granted by the Nominating and Corporate Governance Committee and any such waiver of the Code relating to such individuals will be disclosed by the Company on the Company’s website or by such other means as is required by law or NYSE rules.

Code of Ethics for CEO and Senior Financial Officers

The Board of Directors has also adopted a Code of Ethics for the Company’s Chief Executive Officer and Senior Financial Officers. This code supplements the Company’s Code of Business Conduct and Ethics applicable to all employees and directors and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

Copies of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Chief Executive Officer and Senior Financial Officers are available on the Company’s website at http://www.nfp.com/ir/ and may also be obtained by any stockholder upon request without charge by writing to the Corporate Secretary, National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, New York 10019.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Shari Loessberg (Chairman)

Stephanie W. Abramson

Arthur S. Ainsberg

The above report of the Nominating and Corporate Governance Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The members of the Compensation Committee have been appointed by the Company’s Board of Directors. The Compensation Committee is comprised of three directors, all of whom are “independent” within the meaning of the rules of the NYSE. The Compensation Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed at least annually by the Compensation Committee. The Compensation Committee conducted a review of its charter twice during 2004 and, based on such reviews, approved minor changes to its charter to comply with best practices and applicable law. A copy of the Amended and Restated Compensation Committee Charter is available on the Company’s website at http://www.nfp.com/ir/ and is available free of charge to any stockholder of the Company who requests it.

The primary responsibilities of the Compensation Committee are as follows:

•	To evaluate annually the performance of the Company’s executive officers and to set the salary levels and incentive awards for the Company’s executive officers in light of the goals and objectives of the Company’s executive compensation plans and taking into account the Company’s performance and relative stockholder return; and

•	To oversee the Company’s compensation and employee benefit plans and practices, including the Company’s executive compensation plans and the Company’s incentive compensation and equity-based plans, and make recommendations to the Board of Directors on such plans.

Compensation Philosophy

The Compensation Committee is responsible to the Board of Directors and to stockholders for oversight of the compensation practices of the Company with particular attention to the compensation of the executive officers of the Company, including the Company’s CEO and its next four most highly compensated executive officers set forth in the Summary Compensation Table on page 20 (the “Named Executive Officers”). The compensation philosophy of the Company is to maintain practices that attract, retain and motivate executive officers critical to the Company’s long-term success and the creation of stockholder value with economic incentives linked to the Company’s financial performance, the stockholder returns achieved and the performance of the individual executive officer. The key elements of the Company’s executive compensation program consist of a base salary and the grant of equity as a long-term incentive intended to align the economic interests of executive officers and stockholders, and also the grant of annual cash and equity bonuses directly linked to the performance of individual executives and the Company as a whole. The Compensation Committee believes that this combination provides an appropriate mix of fixed and variable compensation, balances short-term operational performance with long-term stock price performance and encourages executive retention.

Pursuant to its charter, during 2004, the Compensation Committee conducted its annual review of the Company’s compensation philosophy, the goals and objectives of the Company’s compensation plans and policies and the Company’s compensation plans and policies in light of such goals and objectives. In the course of this review, the Committee sought the advice and input of an outside compensation consultant, outside counsel and the Company’s management and considered whether any modifications should be made to the Company’s compensation plans and policies to better promote the underlying goals and objectives. Based on this review, the Compensation Committee modified certain of the Company’s compensation plans and determined that the Company’s compensation plans, as modified, and policies and the compensation program elements, individually and in the aggregate, strongly support and reflect the Company’s compensation philosophy and the goals and objectives of the Company’s compensation plans and policies.

In November 2004, the Compensation Committee conducted a formal review of the performance and compensation of the Company’s executive officers, including the CEO, in part, to further assess whether the goals and objectives of the Company’s compensation plans and policies were being achieved. Based in part on the results of this review, the Compensation Committee determined the base salary, equity-based compensation and the annual performance-based bonus of the Company’s executive officers.

Base Salary

The Compensation Committee, with the assistance of an outside compensation consultant selected by the Compensation Committee, reviews annually the base salary compensation levels of all executive officers to ensure that base compensation is adequate to attract, retain and motivate qualified executive officers. In general, the Compensation Committee aims to set the base salary of its executive officers at levels comparable to prevailing salaries among companies in the financial services and related industries. In addition, in setting each executive officer’s base salary, the Compensation Committee considers the executive officer’s experience and tenure, the Company’s overall annual budget for merit increases and the performance of that executive officer over the course of the preceding year. Based on its annual review, in 2004, the Compensation Committee determined to increase the base salary compensation levels of certain of the Company’s executive officers to maintain base salaries at levels generally competitive with the marketplace, to reflect increasing levels of responsibilities by such executive officers and to sufficiently motivate such executive officers to perform well and remain with the Company.

The base salaries of Jessica M. Bibliowicz, R. Bruce Callahan, Robert R. Carter and Jeffrey A. Montgomery are subject to the terms of the employment agreements between each such executive officer and the Company, NFPSI or NFPISI, as applicable. On February 2, 2005, the Compensation Committee approved a new three-year employment agreement with Ms. Bibliowicz which commenced February 15, 2005. The employment agreements are described in more detail below on page 22.

Equity-Based Compensation

The Compensation Committee makes long-term incentive compensation available to the Company’s executive officers through its administration of the Company’s Stock Incentive Plans. In determining long-term incentive components of executive officer compensation, the Compensation Committee considers all factors it deems relevant, including the following:

•	an annual evaluation of the executive officer’s performance;

•	the level of responsibility, experience and skill of the executive officer;

•	the Company’s performance and relative stockholder return;

•	the historical compensation levels of the executive officer during his or her tenure at the Company; and

•	the recommendations of the CEO (other than with respect to equity grants to the CEO).

Using the foregoing criteria, from time to time the Compensation Committee evaluates equity ownership by the Company’s executive officers and may grant equity-based compensation under the Company’s Stock Incentive Plans in order to reward such executive officers for their contributions to achievement of the Company objectives and to further strengthen the alignment of the interests of the Company’s executive officers with those of all stockholders. The Compensation Committee also takes into consideration prior equity awards to the executive officer and the individual’s overall equity position in the Company.

Equity-based incentive awards have been made in the most recently completed fiscal year at the discretion of the Compensation Committee based on a variety of specific factors relating to the foregoing criteria, including (i) the Company’s financial performance, (ii) the executive officer’s level of responsibility, (iii) the executive officer’s demonstrated past and expected future performance and (iv) the need to provide further incentives to the executive officer. At the conclusion of the executive officer performance and compensation reviews that the Compensation Committee conducted in November 2004, the Compensation Committee approved the grant, under the Amended and Restated 2002 Stock Incentive Plan, of restricted stock units (“RSUs”) to certain executive officers, including the Company’s CEO and the other Named Executive Officers, in recognition of the past performance of such executive officers and contribution by such executive officers to the growth of the Company during the 2004 fiscal year and as an incentive for such executive officers to continue to contribute to the growth and success of the Company. In the aggregate, 84,640 RSUs were granted to executive officers, including the Company’s CEO, during 2004. The RSUs awarded to the Company’s CEO were granted in anticipation of her new employment agreement which requires that the Company make equity grants to her having a value of $1.3 million per year. The number of RSUs awarded to each executive officer was determined by dividing the aggregate value of the award to be granted to such executive officer by the average of the closing sales price of the Company’s stock for the 20-day period ending one day prior to the date of grant. These RSUs vest incrementally over a three-year period and convey to the holder the right to receive dividend equivalents in the form of additional RSUs.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), precludes a public corporation from taking a deduction for compensation in excess of $1 million paid to the five executive officers named in such company’s proxy statement, unless certain specific and detailed criteria are satisfied. Compensation that qualifies under Section 162(m) of the Code as “performance-based” compensation is, for example, exempt from the $1 million deductibility limitation.

In order to allow annual incentive payments to be fully deductible under Section 162(m) of the Code, in March 2004, at the recommendation of the Compensation Committee and its outside compensation consultant, the Board of Directors approved the adoption of the Management Incentive Plan (the “MIP”), subject to Company shareholder approval. The MIP was approved by the Company’s shareholders at the Company’s 2004 Annual Meeting of Stockholders. Under the MIP, the maximum annual bonuses to be paid to each of the Company’s executive officers as well as the performance goals to be attained by such executive officers as a prerequisite to receiving such bonuses are determined by the Compensation Committee on an annual basis. With respect to the 2004 fiscal year, the Compensation Committee determined that the maximum annual bonus awards to the Company’s executive officers would be established based on a performance goal relating to the Company’s “cash earnings”. The Company defines “cash earnings” as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. In February 2005, the Compensation Committee certified that such performance goal had been attained and therefore, such executive officers were eligible to receive their annual bonuses under the MIP and the Company would be able to deduct the amount of such bonuses.

The Company’s policy is to maximize the tax deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. However, the Company may decide to pay compensation which may not be deductible if the Company believes it is in the best interests of the Company and its stockholders.

Performance-Based Bonus – Corporate Headquarters

The payment of performance-based bonuses to the Company’s executive officers is a significant element of the Company’s executive compensation program. The Compensation Committee utilizes annual performance bonuses to provide a direct financial incentive to the Company’s executive officers. Performance bonuses are designed to reward executive officers for the achievement of corporate goals and individual performance in achieving such goals and to compensate executive officers on the basis of the Company’s financial performance.

Employees, including executive officers, of the Company employed at the Company’s New York headquarters received a share of a performance-based bonus pool for the 2004 fiscal year (the “Bonus Pool”). The amount of the budgeted Bonus Pool was calculated based upon a formula that takes into account specified performance goals of the Company, including the satisfaction of the Company’s goals with respect to consummated acquisitions and the Company’s earnings. The share of the Bonus Pool allocated to each executive officer, other than the Company’s CEO, was determined at the discretion of the Compensation Committee, in consultation with the Company’s CEO, based upon a variety of factors, including: (i) fulfillment of the performance goal established by the Compensation Committee pursuant to the MIP and (ii) the individual performance of the executive officer and the role of the executive officer within his business unit in achieving the goals set for that business unit. With respect to the remainder of the Bonus Pool, the Compensation Committee delegated to the Company’s CEO and Chief Financial Officer (“CFO”) the authority to determine the appropriate share of the Bonus Pool that would be allocated to each business unit for further distribution to the employees comprising such business unit. In determining the allocation to each business unit, the Company’s CEO and CFO considered (i) the overall performance of the business unit in achieving certain goals set for the business unit at the beginning of the year and (ii) the contribution of the business unit to the overall performance of the Company in achieving critical targets, including corporate earnings.

In May 2004, the Compensation Committee approved the Capital Accumulation Plan (the “CAP”), pursuant to which (i) all Company employees who earn a base salary of $100,000 or above will receive 10% of the first $150,000 of such employee’s annual bonus compensation in the form of RSUs and (ii) in the event such employee earns a bonus in excess of $150,000, then 25% of the portion over $150,000 will be paid in the form of RSUs. An employee who is subject to the CAP also receives a 10% premium on the portion of such employee’s bonus paid in RSUs, which premium will be paid in the form of additional RSUs. The RSUs granted pursuant to the CAP vest incrementally over a two-year period and convey to the holder the right to receive dividend equivalents in the form of additional RSUs. In the aggregate, 22,614 RSUs were granted to the Company’s executive officers at the Company’s corporate headquarters and Austin operations pursuant to the CAP. The number of RSUs awarded to each executive officer was determined by dividing the aggregate value of the award to be granted to such executive officer by the average of the closing sales price of the Company’s stock for the 20-day period ending one day prior to the date of grant.

Performance-Based Bonus – Austin Operations

Executive officers employed by either NFPSI and NFPISI received a share of a separate performance-based cash bonus pool for the 2004 fiscal year (the “Texas Bonus Pool”). The amount of the Texas Bonus Pool was discretionary but was calculated based upon the revenue and earnings growth generated from the Company’s Austin operations as compared to the prior fiscal year. The share of the Texas Bonus Pool allocated to each such executive officer was determined at the discretion of the Compensation Committee, in consultation with the Company’s CEO, based upon a variety of factors, including: (i) fulfillment of the performance goals set by the Compensation Committee pursuant to the MIP and (ii) the individual performance of the executive officer and the role of the executive officer within his business unit in achieving the goals set for that business unit.

Compensation of the Chief Executive Officer

Total compensation of Ms. Bibliowicz, the Company’s CEO, is determined in all respects in accordance with the Company’s compensation philosophy and policies set forth above.

The fixed term of Ms. Bibliowicz’s initial employment agreement with the Company terminated on April 5, 2005. Pursuant to its terms, however, the agreement automatically renewed for a one-year period. Throughout 2004, the Compensation Committee worked with Ms. Bibliowicz and its outside compensation consultant and outside counsel to finalize the terms of a new employment agreement. On February 2, 2005, the Compensation Committee approved a new three-year employment agreement with Ms. Bibliowicz which commenced February 15, 2005.

Ms. Bibliowicz’s new employment agreement provides for an increase in her annual base salary to $700,000 from $600,000, which had been her base salary since she joined the Company in 1999. The Compensation

Committee decided to increase Ms. Bibliowicz’s base salary as part of a package including annual cash bonus and equity incentives which would (i) reward her for her efforts in achieving the Company’s growth in revenue, completed acquisitions, net income, cash earnings and adding skilled management personnel to the Company, (ii) remain competitive in the marketplace and (iii) motivate her to remain with the Company. The employment agreement sets Ms. Bibliowicz’s target annual bonus at 125% of her base salary and requires the Company to grant her an annual equity award having a value of $1.3 million in each of the first three years of the employment term (the “Annual Equity Awards”). In addition, the agreement provides for an award of 50,000 RSUs to Ms. Bibliowicz in each of the first three years of the employment term. These RSUs vest at the end of ten years except that, in the event a change in control occurs with respect to the Company and Ms. Bibliowicz’s employment is terminated without cause by the Company or for good reason by her, these RSUs vest immediately, and convey to Ms. Bibliowicz the right to receive dividend equivalents in the form of additional RSUs.

In November 2004, the Compensation Committee and the Nominating and Corporate Governance Committee conducted a formal review of Ms. Bibliowicz’s performance. The Compensation Committee concluded that Ms. Bibliowicz had exceeded the Committee’s expectations in her contribution to the Company’s growth in revenues, completed acquisitions, net earnings and cash earnings per share and had met the Committee’s expectations in adding skilled personnel and succession planning. At the conclusion of Ms. Bibliowicz’s formal review, in anticipation of the completion of her new employment agreement, the Compensation Committee approved the grant of 36,435 RSUs (approximately $1.3 million at the date of grant) to Ms. Bibliowicz, the first of the three Annual Equity Awards required to be made to Ms. Bibliowicz under the terms of her new agreement. The RSU grant was made in recognition of her past performance and contribution to the growth of the Company during the 2004 fiscal year and as an incentive to continue to contribute to the growth and success of the Company. The number of RSUs awarded to Ms. Bibliowicz was determined by dividing the aggregate value of the award to be granted to her by the average of the closing sales price of the Company’s stock for the 20-day period ending one day prior to the date of grant. These RSUs vest incrementally over a three-year period and convey to Ms. Bibliowicz the right to receive dividend equivalents in the form of additional RSUs.

The share of the Bonus Pool allocated to Ms. Bibliowicz was determined by the Compensation Committee in its sole discretion based upon the following factors: (i) the fulfillment of the performance goals established by the Compensation Committee pursuant to the MIP, (ii) an evaluation of Ms. Bibliowicz’s performance compared against strategic goals set for her, and (iii) the extent to which the Company’s performance exceeded goals set for the Company with respect to consummated acquisitions and the Company’s cash earnings. As discussed above, the cash portion of Ms. Bibliowicz’s 2004 bonus was reduced as a result of her participation in the CAP. In the aggregate, 5,230 RSUs were granted to Ms. Bibliowicz pursuant to the CAP. The number of RSUs awarded to Ms. Bibliowicz was determined by dividing the aggregate value of the award to be granted to her by the average of the closing sales price of the Company’s stock for the 20-day period ending one day prior to the date of grant. These RSUs vest incrementally over a two-year period and convey to Ms. Bibliowicz the right to receive dividend equivalents in the form of additional RSUs.

COMPENSATION COMMITTEE

Stephanie W. Abramson (Chairman)

Arthur Ainsberg

Shari Loessberg

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

COMPENSATION TABLES AND OTHER INFORMATION

Summary Compensation Table

The following summary compensation table sets forth information concerning the cash and non-cash compensation for each of the last three fiscal years earned by, awarded to or paid to the Named Executive Officers.

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Other Annual Compen- sation (2)		Restricted Stock Awards (3)	Securities Underlying Options /SARs (#)	LTIP Payouts (4)	All Other Compen- sation (5)
Jessica M. Bibliowicz Chairman, President and CEO	2004 2003 2002	$600,000 600,000 600,000	$622,500 725,000 500,000	$	— — —	$1,560,520 — —	— 100,000 —	$ — — —	$6,562 6,211 5,711

Mark C. Biderman Executive Vice President and Chief Financial Officer	2004 2003 2002	360,000 300,000 300,000	442,500 475,000 300,000		— — —	759,885 — —	— 40,000 50,000	— — —	7,279 6,908 6,403

Robert R. Carter President and Director of NFPISI and Director of NFPSI(6)	2004 2003 2002	400,000 400,000 358,600	472,500 550,000 401,500		— 1,970 —	231,215 — —	— 5,000 —	24,535 677,000 50,785	6,240 6,090 5,590

R. Bruce Callahan Chairman and CEO of NFPISI and Director of NFPSI(6)	2004 2003 2002	400,000 400,000 358,600	472,500 550,000 401,500		— 2,451 —	231,215 — —	— 5,000 —	24,535 677,000 50,785	6,240 6,090 5,590

Jeffrey A. Montgomery CEO and Director of NFPSI(7)	2004 2003 2002	300,000 279,167 250,000	307,500 330,000 230,000		— 1,595 —	342,867 — —	— 5,000 20,000	— — —	6,240 6,090 5,590

(1)	The Company pays cash and non-cash bonuses for performance in the immediately preceding year during February of the following year. Pursuant to the Company’s Capital Accumulation Plan, which was adopted by the Company’s Compensation Committee in May 2004, a portion of the 2004 annual bonus was paid in the form of RSUs. The value of these RSUs is excluded from the “Bonus” column but is included under the column heading, “Restricted Stock Awards.”
(2)	The amounts in this column represent amounts reimbursed for the payment of taxes relating to certain perquisites.
(3)	Amounts presented in this column include RSUs granted during the year ended December 31, 2004 and RSUs granted on February 16, 2005 in connection with the 2004 annual bonus. All awards shown were valued using the closing price of the Company’s Common Stock on the date of grant. Based on the closing price of the Company’s Common Stock on December 31, 2004 ($38.80), the aggregate number and value of RSUs held by the Named Executive Officers at the end of the 2004 fiscal year were as follows: Ms. Bibliowicz: 36,435 RSUs valued at $1,413,678; Mr. Biderman: 16,816 RSUs valued at $652,461; Mr. Carter: 2,382 RSUs valued at $92,422; Mr. Callahan: 2,382 RSUs valued at $92,422 and Mr. Montgomery: 7,007 RSUs valued at $271,872. Based on the closing price of the Company’s Common Stock on February 16, 2005 ($37.83), the aggregate number and value of RSUs issued in connection with the 2004 annual bonus were as follows: Ms. Bibliowicz: 5,230 RSUs valued at $197,851; Mr. Biderman: 3,462 RSUs valued at $130,967; Mr. Carter: 3,757 RSUs valued at $142,127; Mr. Callahan: 3,757 RSUs valued at $142,127 and Mr. Montgomery: 2,136 RSUs valued at $80,805. The RSUs vest over a period of three years, except those which were granted in connection with the 2004 annual bonus, which vest over a period of two years. All RSUs convey to the holder the right to receive dividend equivalents in the form of additional RSUs.

(4)	The amounts in this column represent payments received under the Company’s acquisition bonus program by each of Mr. Carter and Mr. Callahan for acquisitions that they originated that met certain specified criteria. See the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Acquisition bonus programs” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 16, 2005.
(5)	The amounts in this column represent the Company’s matching contributions under the Company’s 401(k) plan and term life insurance premiums. The Company’s matching contribution under the Company’s 401(k) plan in 2004, 2003 and 2002 to each of Ms. Bibliowicz, Mr. Biderman, Mr. Carter, Mr. Callahan and Mr. Montgomery was $6,150, $6,000 and $5,500 respectively. The remaining amounts in each year represent premiums for term life insurance.
(6)	Other than stock options or RSUs awarded by NFP and bonuses paid pursuant to the Company’s acquisition bonus program, Messrs. Carter and Callahan only receive compensation from the Company’s wholly owned subsidiary NFPISI.
(7)	Other than stock options or RSUs awarded by NFP, Mr. Montgomery only receives compensation from NFPSI.

Aggregated Fiscal Year End Option Values

The following table shows the fiscal 2004 year end value of outstanding options for the Company’s Common Stock, whether or not exercisable, held by the Named Executive Officers. No options were exercised by the Named Executive Officers during 2004.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Jessica M. Bibliowicz	—	—	520,000	80,000	$14,716,000	$1,264,000
Mark C. Biderman	—	—	128,000	62,000	3,312,400	1,114,600
Robert R. Carter	—	—	88,500	4,000	2,535,800	63,200
R. Bruce Callahan	—	—	88,500	4,000	2,535,800	63,200
Jeffrey A. Montgomery	—	—	24,000	26,000	485,700	501,800

(1)	“Value of Unexercised In-the-Money Options at Fiscal Year End” is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options at the end of 2004 multiplied by the difference between the exercise price for the grant and the last reported sales price on December 31, 2004 of the Company’s Common Stock, as quoted on the NYSE, of $38.80, excluding grants for which the difference is equal to or less than zero.

Equity Compensation Plan Information

The following table sets forth a description of the Company’s equity compensation plans as of December 31, 2004.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Other Rights (1)	Weighted-Average Exercise Price of Outstanding Options and Other Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans, Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders (3)	6,371,539	$13.01	3,344,990
Total:	6,371,539	$13.01	3,344,990

(1)	The amounts listed in column (a) include securities to be issued upon the vesting of RSUs.

(2)	The amounts listed in column (b) do not take into account outstanding RSUs.
(3)	The material terms of the Company’s equity compensation plans are set forth in Note 12 “Stock Incentive Plans” to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 16, 2005.

Company Arrangements with Executive Officers

Employment Agreements

Jessica M. Bibliowicz. Effective April 5, 1999, the Company entered into an employment agreement with Ms. Bibliowicz to serve as the Company’s President and Chief Executive Officer (the “Former Agreement”). The fixed term of the Former Agreement terminated on April 5, 2005, however, pursuant to its terms, the agreement automatically renewed for a one-year period. On February 15, 2005 (the “Commencement Date”), the Company and Ms. Bibliowicz entered into an agreement that amends and restates the Former Agreement (such amended and restated agreement, the “Current Agreement”), pursuant to which Ms. Bibliowicz will continue to serve as the Company’s President and Chief Executive Officer.

The Former Agreement provided for an annual base salary of $600,000, subject to upward adjustment at the sole discretion of the Board of Directors. Ms. Bibliowicz was also entitled to an annual bonus. Ms. Bibliowicz was granted stock options to purchase 400,000 shares of the Company’s Common Stock as of the date of the Former Agreement. In addition, the Former Agreement provided that if Apollo acquired, from time to time after the date of the Former Agreement, more than 10,000,000 additional shares of the Company’s Common Stock, Ms. Bibliowicz would be granted additional options to purchase a number of shares equal to 4% of the number of shares acquired by Apollo in excess of 10,000,000 shares up to a maximum of 12,500,000 shares of the Company’s Common Stock at a price per share of $10.00. Ms. Bibliowicz earned 100,000 options in April 2000 pursuant to this provision, which options were awarded as of April 1999, in light of an additional investment of $25,000,000 by Apollo. If Ms. Bibliowicz’s employment was terminated without cause or by Ms. Bibliowicz for good reason, including a material diminution in Ms. Bibliowicz’s duties, Ms. Bibliowicz was entitled to receive two years’ annual base salary at the annualized rate in effect on the termination date, a pro-rated annual bonus and other amounts. Under the terms of the Former Agreement, Ms. Bibliowicz was also subject to certain noncompetition and nonsolicitation covenants until 18 months after the date her employment was terminated.

The Current Agreement terminates on February 15, 2008 and will automatically renew for one year periods unless, at least 90 days before a renewal date, notice is given by either party that the agreement will not be extended. Under the Current Agreement, Ms. Bibliowicz is entitled to an annual base salary of $700,000, which the Board of Directors in its sole discretion may increase but not reduce, an annual bonus, with the target level to be no less than 125% of her annual base salary, determined in accordance with the Company’s annual bonus plan applicable to the Company’s senior executive officers, and participation in employee benefit plans and long-term incentive compensation programs on the same basis as other senior executives of NFP. Ms. Bibliowicz is also entitled to receive on the first and second anniversaries of the Commencement Date, subject to her continued employment on each such date, an award relating to the Company’s Common Stock, the form of such award to be determined by the Compensation Committee of the Board of Directors. Each such award will have a fair market value on the date of grant no less than the grant date fair market value of the 36,435 RSUs the Company granted to Ms. Bibliowicz under NFP’s Amended and Restated 2002 Stock Incentive Plan in December 2004, and will vest in three equal annual installments, subject to her continued employment. Pursuant to the Current Agreement, the Company also granted Ms. Bibliowicz an award of 50,000 RSUs in February 2004 and, subject to her continued employment as of each such date, the Company is obligated to grant Ms. Bibliowicz an award of 50,000 restricted shares of the Company’s Common Stock or 50,000 RSUs on each of the first and second anniversaries of the Commencement Date, each such grant to vest in full on the tenth anniversary of the date of grant, subject to her continued employment (the grants described in this sentence are referred to below as the “Restricted Stock Grants”). Under the Current Agreement, Ms. Bibliowicz has agreed to certain noncompetition and nonsolicitation covenants and is bound by confidentiality provisions.

In the event Ms. Bibliowicz’s employment is terminated due to her death or disability, she will be entitled to receive certain payments and benefits, including, without limitation: (i) her annual bonus for the year in which death or disability occurs, prorated through the date of death or termination of employment and (ii) immediate vesting of all equity awards other than the Restricted Stock Grants, with stock options remaining exercisable for one year after the termination date.

In the event the Company terminates Ms. Bibliowicz’s employment for cause, Ms. Bibliowicz will be entitled to receive certain benefits, including, without limitation, the continued right to exercise vested stock options granted prior to December 2004 for 30 days after the termination date.

In the event the Current Agreement terminates because the Company gives notice of a non-renewal of the agreement’s term, Ms. Bibliowicz will be entitled to immediate vesting of all equity awards other than the Restricted Stock Grants, with stock options remaining exercisable for 90 days after the termination date.

In the event Ms. Bibliowicz’s employment is terminated without cause, or in the event Ms. Bibliowicz terminates her employment for good reason, she will be entitled to receive certain payments and benefits, including, without limitation: (i) payment for 24 months immediately following termination of employment (the “Continuation Period”) of her then-current annual base salary, (ii) a pro-rata bonus for the year of termination, based on the greater of (A) the target annual bonus award opportunity for such year and (B) the annual bonus for the prior year, (iii) an annual bonus amount to be paid during the Continuation Period based on the greater of the amounts specified in (A) and (B) in the preceding clause and (iv) immediate vesting of all equity awards other than the Restricted Stock Grants, with stock options remaining exercisable for 90 days after the termination date or, for stock options granted prior to December 2004, for the two-year period following the Company’s IPO (if longer).

In the event a change in control occurs with respect to the Company, Ms. Bibliowicz will be entitled to immediate vesting of all equity awards other than the Restricted Stock Grants. In the event that Ms. Bibliowicz’s employment is terminated by the Company without cause or by Ms. Bibliowicz for good reason within 24 months after or, under certain additional circumstances, within six months prior to a change in control, Ms. Bibliowicz will be entitled to the amounts described in the preceding paragraph, except that: (i) the Continuation Period will be 36 months and (ii) the Restricted Stock Grants will become vested. The Current Agreement provides that if, after taking into account the 20% golden parachute excise tax that may be applied to Ms. Bibliowicz’s payments and benefits under the Current Agreement and other NFP plans and programs, her net benefits would be less than her “safe harbor amount” under the Code’s so-called “golden parachute rules,” NFP will reduce Ms. Bibliowicz’s total payments and benefits so that the total change in control-related payments and benefits paid to her will not exceed her safe harbor amount. The Current Agreement provides that if the reduction described in the preceding sentence is not applicable, NFP will pay to Ms. Bibliowicz the amount that would be otherwise necessary to make her whole with respect to the excise tax.

R. Bruce Callahan. Mr. Callahan serves as Chairman and Chief Executive Officer of NFPISI under an employment agreement effective January 1, 2003 through May 1, 2006. The agreement automatically renews for a six-month period unless, at least six months before the expiration of the initial term, notice is given by NFP or NFPISI to Mr. Callahan that the agreement will not be extended. The agreement provides Mr. Callahan with annual base compensation of $400,000. Mr. Callahan is also eligible to receive an annual bonus determined by the Compensation Committee of the Board of Directors, based on his performance and certain objective standards. Mr. Callahan is also entitled to participate in the formal employee benefit plans and programs of NFPISI on the same basis as other employees. In the event Mr. Callahan’s employment is terminated by him for good reason or by NFPISI, other than a termination by NFPISI for cause, death or disability, NFPISI is obligated to pay Mr. Callahan his base salary for the remainder of the employment term and to fully vest all of his stock option awards. In addition, in the event that Mr. Callahan’s employment is terminated under these circumstances after a change in control occurs with respect to the Company, in addition to the payments and benefits described in the preceding sentence, Mr. Callahan will be entitled to an amount equal to his annual bonus for the preceding fiscal year pro rated as of the termination date. During the period of his employment under the agreement plus two additional years, Mr. Callahan is subject to certain nonsolicitation covenants. If his employment terminates prior to May 1, 2005, Mr. Callahan will be subject to certain noncompetition covenants until May 1, 2006; if his employment terminates on or after May 1, 2005, he will be subject to these noncompetition covenants for one year.

Robert R. Carter. Mr. Carter serves as President of NFPISI under an employment agreement effective January 1, 2003 through May 1, 2006. The agreement automatically renews for a six-month period unless, at least six months before the expiration of the initial term, notice is given by NFP or NFPISI to Mr. Carter that the agreement will not be extended. The agreement provides Mr. Carter with annual base compensation of $400,000. Mr. Carter is also eligible to receive an annual bonus determined by the Compensation Committee of the Board of Directors, based on his performance and certain objective standards. Mr. Carter is also entitled to participate in the formal employee benefit plans and programs of NFPISI on the same basis as other employees. In the event Mr. Carter’s employment is terminated by him for good reason or by NFPISI, other than a termination by NFPISI for cause, death or disability, NFPISI is obligated to pay Mr. Carter his base salary for the remainder of the employment term and to fully vest all of his stock option awards. In addition, in the event that Mr. Carter’s employment is terminated under these circumstances after a change in control occurs with respect to the Company, in addition to the payments and benefits described in the preceding sentence, Mr. Carter will be entitled to an amount equal to his annual bonus for the preceding fiscal year pro rated as of the termination date. During the period of his employment under the agreement plus two additional years, Mr. Carter is subject to certain nonsolicitation covenants. If his employment terminates prior to May 1, 2005, Mr. Carter will be subject to certain noncompetition covenants until May 1, 2006; if his employment terminates on or after May 1, 2005, he will be subject to these noncompetition covenants for one year.

Jeffrey A. Montgomery. Mr. Montgomery serves as Chief Executive Officer of NFPSI under an employment agreement effective November 1, 2003 through October 31, 2005. The agreement provides Mr. Montgomery with annual base compensation of $300,000. Mr. Montgomery is also eligible to receive an annual bonus based on his performance and certain objective standards. Mr. Montgomery is also entitled to participate in the formal employee benefit plans and programs of NFPSI on the same basis as other executives. In the event Mr. Montgomery’s employment is terminated by him for good reason or by NFPSI, other than a termination by NFPSI for cause, death or disability, NFPSI is obligated to pay Mr. Montgomery his base salary for the remainder of the employment term and to fully vest all of his stock option awards, and such stock options shall be exercisable until the earlier of (i) five years from the termination date and (ii) the termination of the exercise period stated in the applicable stock option award agreement without regard to any provision in such agreement that reduces the length of the exercise period upon a termination of employment. In addition, in the event that Mr. Montgomery’s employment is terminated under these circumstances after a change in control occurs with respect to the Company, in addition to the payments and benefits described in the preceding sentence, Mr. Montgomery will be entitled to an amount equal to his annual bonus for the preceding fiscal year pro rated as of the termination date. During the period of his employment under the agreement plus two additional years, Mr. Montgomery is subject to certain nonsolicitation covenants. Mr. Montgomery is also subject to certain noncompetition covenants for one year following termination of employment. In the event Mr. Montgomery is subject to a noncompetition covenant under the agreement, NFPSI will continue to pay him his base salary in accordance with the terms of the agreement, subject to certain exceptions, for a specified amount of time.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Ms. Abramson (Chairman), Mr. Ainsberg and Ms. Loessberg, none of whom is or has been an officer or an employee of the Company. In addition, Matthew Goldstein and Marc Rowan were members of the Compensation Committee until November 2, 2004 and March 26, 2004, respectively, and neither is or has been an officer or an employee of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

Performance Graph

The following graph compares cumulative total stockholder return on the Company’s Common Stock with the S&P Composite 500 Stock Index and an industry index, the S&P Insurance Brokers Index, for the period from September 17, 2003 to December 31, 2004. The stock price performance on the graph below is not necessarily indicative of future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

PROPOSAL I. ELECTION OF DIRECTORS

The current term of office of the Company’s directors expires at the Annual Meeting. The Nominating and Corporate Governance Committee and the Board of Directors have nominated and are recommending the election of each of the nominees set forth below as a director of the Company to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, in accordance with the By-Laws of the Company. Each nominee is currently a director of the Company. Should any nominee become unable or unwilling to accept nomination or election, it is intended that the persons named in the enclosed proxy will vote the shares that they represent for the election of a substitute nominee designated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee, unless the Board of Directors reduces the number of directors. At present, it is anticipated that each nominee will be a candidate.

Name	Age as of January 1, 2005	Year First Elected to Serve as Director
Jessica M. Bibliowicz	45	1999
Stephanie W. Abramson	60	2003
Arthur S. Ainsberg	57	2003
Marc E. Becker	32	1999
John A. Elliott	59	2005
Shari Loessberg	44	2003
Marc J. Rowan	42	1999

More detailed biographical information relating to the nominees for election to the Board of Directors is set forth on page 5.

The Board of Directors recommends a vote FOR each of the persons nominated by the Board of Directors, and your proxy will be so voted unless you specify otherwise. Under the By-Laws of NFP, the affirmative vote of a majority of the votes cast with respect to this Proposal is required for the election of directors. A vote that is withheld with respect to the election of one or more nominees will be treated as “present” for quorum purposes but will be counted as a vote against election of such nominee or nominees.

PROPOSAL II. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants to conduct the audit of the Company’s books and records for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP also served as the Company’s independent registered public accountants for the previous fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

The affirmative vote of a majority of the votes cast by holders of shares of the Company’s Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants. The Audit Committee is directly responsible for the appointment and retention of the Company’s independent registered public accountants. Although ratification by stockholders is not required by the Company’s organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by stockholders of its selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2005 and your proxy will be so voted unless you specify otherwise. Under the By-Laws of NFP, the affirmative vote of a majority of the Company’s Common Stock that is cast with respect to this Proposal is required to approve the ratification of PricewaterhouseCoopers LLP. An abstention from voting on this matter will be treated as “present” for quorum purposes and will be counted as a negative vote as to this Proposal.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The fees described below were paid to PricewaterhouseCoopers LLP (“PwC”).

Audit and Audit Related Fees aggregated $2.7 million and $3.6 million for the years ended December 31, 2004 and 2003, respectively, and were composed of the following:

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the audits of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2004 and 2003, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q in the fiscal years 2004 and 2003, other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the SEC for the fiscal years 2004 and 2003 and in 2004 for the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting were $2.6 million and $3.4 million, respectively.

Audit Related Fees

In addition to Audit Fees, PwC has billed the Company $0.1 million and $0.2 million for fiscal years ended December 31, 2004 and 2003, respectively, for Audit Related Fees for assurance and related services. These services related to employee benefits plan audits, attest services that are not required by statute or regulation, audit consultations and internal control matters.

Tax Fees

PwC has billed the Company approximately $24,500 and $7,000, in the aggregate, for the fiscal years ended December 31, 2004 and 2003, respectively, for services rendered to the Company for tax compliance.

All Other Fees

The aggregate fees billed by PwC for services rendered to the Company, other than services described above under Audit Fees, Audit Related Fees and Tax Fees, for each of the fiscal years ended December 31, 2004 and 2003 were $1,500. These services related to the subscriptions for access to electronic financial reporting and assistance tools.

Audit Committee Approval of Fees

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. Before the auditor is engaged by NFP to render audit or non-audit services, the engagement is approved by the Audit Committee.

All work performed by PwC as described above under the captions Audit Fees, Audit Related Fees, Tax Fees and All Other Fees has been approved in advance by the Audit Committee. The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

OTHER MATTERS

At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares which they represent.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

Any stockholder intending to present a proposal at the Annual Meeting of Stockholders to be held in 2006 (the “2006 Annual Meeting”) must arrange to have the proposal delivered to the Company not later than December 12, 2005, in order to have the proposal considered for inclusion in the Company’s proxy material for that meeting. In addition, in order to be properly brought before the 2006 Annual Meeting by a stockholder, notice of a matter that is not included in the Company’s proxy material must be received by the Company no later than March 1, 2006. Matters submitted after this date are untimely and may not be presented in any manner at the 2006 Annual Meeting.

ACCESS TO PROXY MATERIALS

If your shares are registered in your own name with the Company’s transfer agent, you may elect to receive the Company’s Annual Report or Proxy Statement electronically by contacting Mellon Investor Services LLC (“Mellon”) (i) by mail at 85 Challenger Road, Ridgefield Park, NJ 07660, (ii) by e-mail at shrrelations@melloninvestor.com or (iii) by logging on to Mellon’s Investor ServiceDirect at www.melloninvestor.com/isd. Stockholders owning shares through a bank, broker or other holder of record should contact the record holder for information regarding electronic delivery of materials. An election to receive materials through the Internet will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder. Stockholders who elect to access proxy materials on the Internet may request prompt delivery of a hard copy of the Company’s Annual Report or Proxy Statement by contacting the Company at (212) 301-4000 or by writing to the Investor Relations Department of the Company at 787 Seventh Avenue, 11th Floor, New York, NY 10019.

REPORTS

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Investor Relations Department of the Company at the address above. This Proxy Statement, the Company’s 2004 Annual Report to Stockholders and Annual Report on Form 10-K are also available on the Company’s website at http://www.nfp.com/ir/, and a copy of the 2004 Annual Report to Stockholders is included in this mailing. The 2004 Annual Report to Stockholders, Annual Report on Form 10-K and information on the website other than the Proxy Statement, are not part of the Company’s proxy soliciting materials.

By Order of the Board of Directors,

DOUGLAS W. HAMMOND

Executive Vice President,

General Counsel and Corporate Secretary

April 11, 2005

PROXY CARD

NATIONAL FINANCIAL PARTNERS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2005

The undersigned stockholder of National Financial Partners Corp. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 11, 2005, and hereby appoints Jessica M. Bibliowicz and Douglas W. Hammond, and each of them, with full power of substitution, as Proxy or Proxies. Said Proxy or Proxies will vote all shares of the Common Stock of the undersigned, in accordance with the instructions printed on the reverse, at the Annual Meeting of Stockholders of National Financial Partners Corp. to be held on May 10, 2005, and at any adjournments or postponements thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and, in their discretion, with respect to such other matters as may be brought before the Annual Meeting or any adjournments or postponements thereof.

Please mark this proxy as indicated on the reverse side to vote on the two proposals. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be marked.

To be marked, dated and signed on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Item I –	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR NAMED BELOW.			Item II –	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSE-COOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
To elect seven directors to serve until the 2006 Annual Meeting of Stockholders and until their successors are elected.
Nominees are:
	01 Stephanie Abramson				FOR	AGAINST	ABSTAIN
	02 Arthur Ainsberg			To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accountants for the fiscal year ending December 31, 2005.	☐	☐	☐
	03 Marc Becker		WITHHOLD
	04 Jessica Bibliowicz	FOR ALL	FOR ALL
	05 John Elliott	☐	☐
06 Shari Loessberg
07 Marc Rowan

☐	WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEE(S) (List names in the space provided below)			Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

				Please mark this box if you plan to attend the Annual Meeting			☐

Signature and Title (if applicable): Signature and Title (if applicable): Date:
Note: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, all holders should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should include their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If the signer is a partnership, please sign in partnership name by an authorized person, indicating such individual’s official position or representative capacity.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Votes will be accepted via the Internet and telephone through May 9, 2005, 11:59 PM Eastern Time.

Internet http://www.proxyvoting.com/nfp		Telephone 1-866-540-5760		Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,

YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

You can view the 2004 Annual Report to Stockholders and the Proxy Statement on the Internet at www.nfp.com/ir.